EXHIBIT 4(g)

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment to Rights Agreement, dated as of May 14, 2007 (this "Amendment"), amends the Rights Agreement (the "Rights Agreement"), dated as of September 10, 1998, between IDACORP, Inc., an Idaho corporation (the "Company") and Wells Fargo Bank, N.A., as successor to The Bank of New York in its capacity as rights agent (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

        WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

        WHEREAS, the Company desires to participate in a direct registration system;

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto hereby agree as follows:

        Section 1. Amendments to the Rights Agreement. The Rights Agreement is hereby amended as follows:

               (a) Section 1 of the Rights Agreement is hereby amended by adding the following text as a new Section 1(z):

                      "(z) "Transaction Advice" shall have the meaning set forth in Section 3(a)(x) hereof."

               (b) Section 3(a)(x) of the Rights Agreement is hereby amended by deleting Section 3(a)(x) in its entirety and substituting therefor the following:

                      "(x) the Rights will be evidenced by the certificates for
               Common Shares of the Company (which certificates shall be deemed also to be certificates for Rights) or, in the case of uncertificated Common Shares of the Company, not by separate certificates but by the account entry in the Company's stock register that evidences record ownership of such Common Shares in the name of a specific shareholder or shareholders, which ownership shall be confirmed by a current ownership statement issued with respect to such uncertificated Common Shares of the Company (a "Transaction Advice"), and"

               (c) Section 3(c) of the Rights Agreement is hereby amended by deleting Section 3(c) in its entirety and substituting therefor the following:

                      "(c) Certificates for Common Shares of the Company
               authenticated after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

                      This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between

                      IDACORP, Inc. and Wells Fargo Bank Minnesota, N.A. now known as Wells Fargo Bank, N.A., dated as of September 10, 1998, (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of IDACORP, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. IDACORP, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As described in the Rights Agreement, Rights beneficially owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement) and any Transferee shall become null and void.

               In the case of any uncertificated Common Shares of the Company, the Company shall cause the transfer agent to include on each Transaction Advice with respect thereto a notation to the effect that the Company will furnish the shareholder without charge a full copy of any designations, relative rights, preferences and limitations which may be attached to the securities covered by such Transaction Advice upon written request to the Secretary of the Company, P.O. Box 70, Boise, Idaho 83707-0070.

               In the event that the Company shall purchase or acquire any Common Shares of the Company (whether certificated or uncertificated) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, any Rights associated with such Common Shares shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with Common Shares which are no longer outstanding."

               (d) Section 16(c) of the Rights Agreement is hereby amended by deleting Section 16(c) in its entirety and substituting therefor the following:

                      "(c) subject to Sections 6 and 7(f) hereof, the Company
               and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the certificate or account entry in the Company's stock register evidencing record ownership of the Common Shares associated with such Rights) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Shares certificate, or any account entry in the Company's stock register or any Transaction Advice made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e), shall be affected by any notice to the contrary; and"

               (e) Section 18 of the Rights Agreement is hereby amended by deleting the final paragraph of Section 18 in its entirety and substituting therefor the following:

                      "The Rights Agent shall be protected and shall incur no
               liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Preferred Shares or Common Shares (or in the case of uncertificated Common Shares, any account entry in the Company's stock register that evidences record ownership of such Common Shares) or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons."

        Section 2. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

        Section 3. Continued Effect. This Amendment constitutes an integral part of the Rights Agreement. Except as expressly modified by this Amendment, the terms and provisions of the Rights Agreement (including the Exhibits thereto) remain unchanged and in full force and effect. The parties hereto hereby expressly affirm their obligations under the Rights Agreement notwithstanding the amendments effected hereby.

        Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Idaho and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State except for the amendments to Section 18 which shall be governed by and construed in accordance with the laws of the State of New York.

        Section 5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 6. Effectiveness. This Amendment shall become effective immediately upon the execution hereof by the parties hereto.

        Section 7. Captions. The captions of this Amendment are for convenience only and shall not affect the construction hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.



                                       IDACORP, INC.



                                       By:/s/ Darrel T. Anderson
                                          ---------------------------------
                                          Name:   Darrel T. Anderson
                                          Title:  Senior Vice President -
                                                  Administrative Services and
                                                  Chief Financial Officer



                                       WELLS FARGO BANK, N.A.



                                       By:/s/ Suzanne M. Swits
                                          ---------------------------------
                                          Name:   Suzanne M. Swits
                                          Title:  Vice President, Wells Fargo
                                                  Shareowner Services